Exhibit 99.1

Keating Capital Reports Q4 and Full Year 2011 Results

Pre-IPO Investor Provides Financial Update

March 1, 2012 – Greenwood Village, Colorado – Keating Capital, Inc. (the “Company”) will host a conference call on Wednesday, March 7, 2012, at 4:00 p.m. Eastern Time to review portfolio company investments and financial results for the fourth quarter and year ended December 31, 2011.

Portfolio Company Investments Update

During the fourth quarter, the Company made one new portfolio company investment:  a $4 million investment in the Series C convertible preferred stock of Agilyx Corporation (“Agilyx”).  Our investment in Agilyx was part of a $25 million Series C convertible preferred stock offering, in which we were the lead investor.  Founded in 2004 and based in Beaverton, Oregon, Agilyx is an alternative energy company that economically converts difficult-to-recycle waste plastics into high value synthetic oil.

As of December 31, 2011, the Company had a total of 14 portfolio company investments at an aggregate cost of $35.9 million.  Subsequent to year-end, on January 27, 2012, the Company made a $3 million investment in the Series E convertible preferred stock of Zoosk, Inc., an online dating community.

On February 7, 2012, the Company also entered into an agreement to make a $5 million investment in the convertible preferred stock of a private company, the details of which have yet to be announced.

Financial Results

The principal measure of our financial performance is the net increase (decrease) in our net assets from operations, which includes:

●	Net investment income (loss), which is the difference between our income from interest, dividends, fees and other investment income, and our operating expenses;
●	Net realized gain (loss) on investments, if any, which is the difference between the net proceeds of sales of portfolio company securities and their cost;
●
Net change in unrealized appreciation (depreciation) on investments; which is the net change in the unrealized appreciation (depreciation) of our portfolio company investments from the prior period (measured by the fair value of our portfolio company investments);

●	Net proceeds raised in capital stock transactions, if any, net of any amortization of deferred offering costs; and
●	Distributions to stockholders, if any.

We expect that our investment portfolio will consist of securities that typically do not produce current income through interest or dividend income and, as a result, we generally expect to have net investment losses from quarter to quarter.  Our investment objective is to maximize capital appreciation, which we seek to accomplish by making investments in the equity securities of later stage, typically venture capital-backed, pre-initial public offering (“pre-IPO”) companies that are committed to and capable of becoming public.  Accordingly, we expect that our primary source of investment return will be generated from net gains, if any, realized on the disposition of our portfolio company investments, which typically will occur after a portfolio company completes an IPO. As of December 31, 2011, the Company has not disposed of any of its portfolio company positions.

Net Decrease in Net Assets from Operations

In the fourth quarter, the Company’s net assets decreased slightly from $76.8 million as of September 30, 2011, to $76.4 million as of December 31, 2011, a decrease of $0.4 million, due primarily to:

●	A net investment loss of $1.1 million, which resulted from operating expenses of $1.1 million, offset by interest income of $5,000;
●	No realized gains or losses on investments; and
●	A net increase in net unrealized appreciation on investments of $0.8 million.

There were no capital stock transactions or distributions paid to stockholders in the fourth quarter.

For the full year, the Company’s net assets increased from $22.5 million as of December 31, 2010, to $76.4 million as of December 31, 2011, an increase of $53.9 million, due primarily to:

●	A net investment loss of $3.7 million, which was comprised primarily of operating expenses of $3.8 million, slightly offset by interest income of $54,000;
●	No realized gains or losses on investments;
●	A net increase in net unrealized appreciation on investments of $0.8 million;
●	Net proceeds raised in the Company’s continuous public offering that ended June 30, 2011, of $57.8 million (less amortization of deferred offering costs of $0.5 million); and
●	Stockholder distributions of $0.4 million (which were a tax return of capital to our stockholders).

Capitalization

As of December 31, 2011, the Company had 9,283,781 shares of common stock issued and outstanding.  There are no options, warrants, or other classes of securities issued or outstanding.  Additionally, the Company has no debt.

Net Asset Value per Share

In the fourth quarter, the Company’s net asset value per share decreased from $8.27 per share as of September 30, 2011, to $8.23 per share as of December 31, 2011, a decrease of $0.04 per share, due primarily to:

●	A decrease of $0.12 per share attributable to our net investment loss; and
●	An increase of $0.08 per share attributable to the net increase in net unrealized appreciation.

For the full year, the Company’s net asset value per share increased from $7.85 per share as of December 31, 2010, to $8.23 per share as of December 31, 2011, an increase of $0.38 per share, due primarily to:

●	A decrease of $0.54 per share attributable to our net investment loss;
●	An increase of $0.11 per share attributable to the net increase in net unrealized appreciation;
●
An increase of $0.94 per share attributable to net proceeds raised in the Company’s continuous public offering which concluded June 30, 2011 (less amortization of deferred costs of $0.07 per share); and

●	A decrease of $0.06 per share attributable to the distribution to stockholders.

As of December 31, 2011, the fair value of the Company’s portfolio company investments (excluding cash and cash equivalents) was approximately $37.3 million, which includes approximately $1.3 million of net unrealized appreciation.  The Company had approximately $39.6 million in cash and cash equivalents as of year-end, or approximately $4.27 per share.

Conference Call Instructions

The conference call is scheduled for 4:00 p.m. Eastern Time.  You may pre-register at https://cc.readytalk.com/r/daswl5dr5l4s, and participate in the call by dialing (800) 669-4993.

An archived recording of the call will be available within approximately three hours of completion of the call at http://ir.keatingcapital.com/events.cfm.  This archived recording will be available until the Company’s next quarterly conference call which has been tentatively scheduled for May 16, 2012.

About Keating Capital, Inc.

Keating Capital (www.KeatingCapital.com) is a business development company that specializes in making pre-IPO investments in innovative, emerging growth companies that are committed to and capable of becoming public.  We provide investors with the ability to participate in a unique fund that allows our stockholders to share in the potential value accretion that we believe typically occurs once a company transforms from private to public status.  Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

FOR IMMEDIATE RELEASE

Investor Relations Contact:
Margie L. Blackwell
Investor Relations Director
Keating Capital, Inc.
mb@keatinginvestments.com
(720) 889-0133

Public Relations Contact:
Chris Moon
JCPR, Inc.
chris@jcpr.com
(973) 850-7304

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC.  Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies.  Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.  The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

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